Exhibit 4.2

NINTH SUPPLEMENTAL INDENTURE

among

SERVICE PROPERTIES TRUST

THE SUBSIDIARY GUARANTORS NAMED HEREIN

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

Dated as of June 17, 2020

SUPPLEMENTAL TO THE INDENTURE DATED AS OF FEBRUARY 3, 2016

SERVICE PROPERTIES TRUST

7.50% Senior Notes due 2025

This NINTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of June 17, 2020 among Service Properties Trust (formerly known as Hospitality Properties Trust), a real estate investment trust organized and existing under the laws of the State of Maryland (the “Company”) having its principal office at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, the other entities (other than the Trustee (as defined below)) listed on the signature pages hereto (the “Initial Subsidiary Guarantors”) and U.S. Bank National Association, a national banking organization organized and existing under the laws of the United States, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

The Company (then known as Hospitality Properties Trust) and the Trustee are parties to an Indenture, dated as of February 3, 2016 (as from time to time hereafter amended, supplemented or otherwise modified in so far as it applies to the Notes (as defined herein), the “Base Indenture” and, together with this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time, the “Indenture”) to provide for the future issuance of the Company’s senior unsecured debentures, notes or other evidences of indebtedness (the “Securities”) to be issued from time to time in one or more series, including any such Securities that may have the benefit of guarantees; and

Pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a series of its Securities, to be known as its 7.50% Senior Notes due 2025, the form and substance of such Securities and the terms, provisions and conditions thereof, including the guarantees thereof by the Subsidiary Guarantors (as defined herein), to be set forth as provided in the Indenture;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

ARTICLE 1

DEFINED TERMS

Section 1.1              Terms Defined in Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Base Indenture.

Section 1.2             Supplemental Definitions. The following definitions supplement, and, to the extent inconsistent with, replace the definitions in Section 101 of the Base Indenture:

“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Adjusted Total Assets” has the meaning provided in clause (i) of Section 3.1(a) of this Supplemental Indenture.

“Annual Debt Service” as of any date means the maximum amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries, excluding amortization of debt discounts and deferred financing costs.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or in the city in which the Corporate Trust Office is located are required or authorized to close.

“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

“Cash Equivalents” means demand deposits, certificates of deposit or repurchase agreements with banks or other financial institutions, marketable obligations issued or directly and fully guaranteed as to timely payment by the United States of America or any of its agencies or instrumentalities, or any commercial paper or other obligation rated, at time of purchase, “P-2” (or its equivalent) or better by Moody’s or “A-2” (or its equivalent) or better by Standard & Poor’s.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Company and its Subsidiaries, (ii) cash reserves made by lessees as required by the Company’s leases for periodic replacement and refurbishment of the Company’s assets, (iii) provision for taxes of the Company and its Subsidiaries based on income, (iv) amortization of debt premiums/discounts and deferred debt issuance costs, (v) provisions for gains and losses on properties and property depreciation and amortization, (vi) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vii) amortization of deferred charges.

“Debt” of the Company or any Subsidiary means, without duplication, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of:

(i)            borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(ii)           borrowed money secured by any Encumbrance existing on property owned by the Company or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured or (y) the fair market value of the property subject to such Encumbrance;

(iii)           the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Company or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;

(iv)          the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock; or

(v)           any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, to the extent, in the case of items of indebtedness under (i) through (v) above, that any such items (other than letters of credit) would be properly classified as a liability on the Company’s consolidated balance sheet in accordance with generally accepted accounting principles. Debt also (1) excludes any indebtedness (A) with respect to which a defeasance or covenant defeasance or discharge has been effected (or an irrevocable deposit is made with a trustee in an amount at least equal to the outstanding principal amount of such indebtedness, the remaining scheduled payments of interest thereon to, but not including, the applicable maturity date or redemption date, and any premium or otherwise as provided in the terms of such indebtedness) in accordance with the terms thereof or which has been repurchased, retired, repaid, redeemed, irrevocably called for redemption (and an irrevocable deposit is made with a trustee in an amount at least equal to the outstanding principal amount of such indebtedness, the remaining scheduled payments of interest thereon to, but not including, such redemption date, and any premium) or otherwise satisfied or (B) that is secured by cash or Cash Equivalents irrevocably deposited with a trustee in an amount, in the case of this clause (B), at least equal to the outstanding principal amount of such indebtedness and the remaining scheduled payments of interest thereon and (2) includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Depositary” has the meaning provided in Section 2.1(d) of this Supplemental Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or for Subordinated Debt), (ii) is convertible into or exchangeable or exercisable for Debt, other than Subordinated Debt, or Disqualified Stock, or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or for Subordinated Debt), in each case on or prior to the Stated Maturity of the principal of the Notes.

“Domestic Subsidiary” means any Subsidiary of the Company that was organized under the laws of the United States or any state of the United States or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under U.S. possessions such as Puerto Rico).

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, gains and losses from early extinguishment of debt and property valuation losses, in each case as reflected in the financial statements of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles.

“Encumbrance” means any mortgage, lien, charge, pledge, security interest or other encumbrance of any kind.

“Excluded Subsidiary” means any Subsidiary of the Company (i) that is a Pledged Subsidiary, (ii) that is not a Wholly Owned Subsidiary or that holds no material assets other than the Capital Stock of one or more Subsidiaries that are not Wholly Owned Subsidiaries or (iii)(a) holding title to or beneficially owning Properties which are subject to an Encumbrance securing Debt of such Subsidiary, or being a beneficial owner of a Subsidiary of the Company holding title to or beneficially owning such Properties (but having no material assets other than such beneficial ownership interests or the Capital Stock of a Subsidiary of the Company having no material assets other than such beneficial ownership interests) and (b) which (x) is, or is expected to be, prohibited from Guaranteeing the indebtedness of any other Person pursuant to any document, instrument or agreement evidencing such Secured Debt or (y) is prohibited from Guaranteeing the indebtedness of any other Person pursuant to a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition or anticipated condition to the extension of such Secured Debt; for purposes of this subsection (iii), any Subsidiary which is a lessee under a lease with a Subsidiary which is an Excluded Subsidiary under this subsection (iii) shall also be deemed to be an Excluded Subsidiary. In addition, (i) Candlewood Jersey City-Urban Renewal, L.L.C., a New Jersey limited liability company, and (ii) any Subsidiary that is an “Excluded Subsidiary” as defined under any Existing Credit Agreement shall be deemed to be an Excluded Subsidiary for purposes of this definition.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated May 10, 2018, by and among the Company, Wells Fargo Bank, National Association, as administrative agent, and the lenders and the other parties thereto, as amended by the First Amendment thereto, dated September 17, 2019, and the Second Amendment thereto, dated May 8, 2020, and as may be further amended, restated, supplemented, modified, renewed, refunded, increased, extended, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Foreign Subsidiary” means (a) any Real Foreign Subsidiary, (b) any Domestic Subsidiary that has no material assets (with the determination of materiality to be made in good faith by the Company) other than Capital Stock of one or more Real Foreign Subsidiaries, and (c) any Subsidiary (including any Subsidiary that would otherwise be a Domestic Subsidiary) of the Company that owns any Capital Stock of a Real Foreign Subsidiary if the provision of a subsidiary guarantee by such Subsidiary could reasonably be expected, in the good faith judgment of the Company, cause any earnings of such Real Foreign Subsidiary, as determined for U.S. federal income tax purposes, to be treated as a deemed dividend to such Real Foreign Subsidiary’s United States parent for U.S. federal income tax purposes.

“generally accepted accounting principles” means generally accepted accounting principles in the United States of America, which were in effect on February 3, 2016.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Interest Payment Date” with respect to the Notes is defined in Section 101 of the Base Indenture and Section 2.1(e) of this Supplemental Indenture.

“Issue Date” means June 17, 2020.

“Joint Venture Interests” means assets of the Company and its Subsidiaries constituting an equity investment in real estate assets or other properties, or in an entity holding real estate assets or other properties, jointly owned by the Company and its Subsidiaries, on the one hand, and one or more other Persons not constituting Affiliates of the Company, on the other hand, excluding any entity or properties (i) which is a Subsidiary or are properties if the co-ownership thereof (if in a separate entity) would constitute or would have constituted a Subsidiary, or (ii) to which, at the time of determination, the Company’s manager at such time or an Affiliate of the Company’s manager at such time provides management services. In no event shall Joint Venture Interests include equity securities that are part of a class of equity securities that are traded on a national or regional securities exchange or a recognized over-the-counter market or any investments in debt securities, mortgages or other Debt.

“Make-Whole Amount” means, in connection with any redemption of any Notes prior to June 15, 2025, the excess, if any, of (i) the aggregate present value as of the applicable Redemption Date of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the Redemption Date) that would have been payable in respect of such dollar if such redemption had been made on June 15, 2025, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third (3rd) Business Day preceding the date the notice of redemption relating to such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on June 15, 2025, over (ii) the aggregate principal amount of the Notes being redeemed. In the case of any redemption of the Notes on or after June 15, 2025, the Make-Whole Amount means zero. The Make-Whole Amount shall be calculated by the Company and set forth in an Officer’s Certificate delivered to the Trustee, and the Trustee shall be entitled to rely on said Officer’s Certificate.

“Mid-BBB Investment Grade Rating” means a rating equal to or higher than Baa2 (or the equivalent) by Moody’s or BBB (or the equivalent) by Standard & Poor’s, or if Moody’s or Standard & Poor’s ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade rating from any other Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereof.

“Notes” means the Company’s 7.50% Senior Notes due 2025, issued under this Supplemental Indenture and the Indenture, as amended or supplemented from time to time.

“Pledged Subsidiary” means a Subsidiary the Capital Stock of which has been pledged as collateral to secure amounts outstanding under the Existing Credit Agreement.

“Property” means any parcel of real property, together with all improvements thereon.

“Rating Agencies” means (1) each of Moody’s and Standard & Poor’s; and (2) if either Moody’s or Standard & Poor’s ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s or Standard & Poor’s, or either of them, as the case may be.

“Real Foreign Subsidiary” means a Subsidiary of the Company that is not a Domestic Subsidiary.

“Regular Record Date” with respect to the Notes is defined in Section 101 of the Base Indenture and Section 2.1(e) of this Supplemental Indenture.

“Reinvestment Rate” means a rate per annum equal to the sum of 0.50% (fifty one hundredths of one percent) and the arithmetic mean of the yields on treasury securities at constant maturity displayed for each of the five (5) most recent days published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (which, in the case of maturities corresponding to the principal and interest due on the Notes at their maturity, shall be deemed to be June 15, 2025), as of the Redemption Date of the Notes being redeemed. If no maturity exactly corresponds to such remaining life to maturity, yields for the two published maturities most closely corresponding to such remaining life to maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Secured Debt” means Debt of the Company or its Subsidiaries secured by an Encumbrance on the property of the Company or its Subsidiaries.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” (within the meaning of Regulation S-X, promulgated by the Commission under the Securities Act) of the Company.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereof.

“Statistical Release” means the statistical release designated “H.15” or any successor publication which is published daily by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release (or any successor publication) is not published at the time of any determination under the Indenture, then any publicly available source of similar market data used for this purpose in accordance with customary market practice which shall be designated by the Company.

“Subordinated Debt” means Debt which by the terms of such Debt is subordinated in right of payment to the principal of and interest and premium, if any, on the Notes.

“Subsidiary” means any corporation or other Person of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company, and which is required to be consolidated in accordance with generally accepted accounting principles. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors or persons serving comparable functions as directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of Article 6 of this Supplemental Indenture.

“Subsidiary Guarantor” means each Initial Subsidiary Guarantor and any other Subsidiary of the Company that provides a Subsidiary Guarantee of the Notes in accordance with the Indenture; provided that upon the release or discharge of such Person from its Subsidiary Guarantee in accordance with the Indenture, such Person ceases to be a Subsidiary Guarantor.

“Total Assets” as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets not securing any portion of Secured Debt and (ii) the amount of all other assets of the Company and its Subsidiaries not securing any portion of Secured Debt, in each case on such date determined on a consolidated basis in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles); provided that, in determining Total Unencumbered Assets as a percentage of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis for purposes of the covenant set forth in Section 3.1(b) of this Supplemental Indenture, Joint Venture Interests shall be excluded from Total Unencumbered Assets to the extent such Joint Venture Interests would otherwise be included therein.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate and associated tangible personal property used in connection with the real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

“Unsecured Debt” means any Debt of the Company or its Subsidiaries which is not Secured Debt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, trustees, managers or other voting members of the governing body of such Person.

“Wholly Owned Subsidiary” means any Subsidiary of the Company of which all the outstanding Voting Stock of such Subsidiary (other than directors’ qualifying shares and other than an immaterial amount of Voting Stock required to be owned by other Persons pursuant to applicable law or regulation) is owned by the Company and/or one or more Subsidiaries of the Company.

ARTICLE 2

TERMS OF THE NOTES

Section 2.1            Terms of the Notes. Pursuant to Section 301 of the Base Indenture, the Notes shall have the following terms and conditions:

(a)           Title. The Notes shall be in registered form under the Indenture and shall be known as the Company’s “7.50% Senior Notes due 2025.”

(b)           Aggregate Principal Amount. Except (i) as provided in this Section and (ii) for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered hereunder, the Notes will be limited to an aggregate principal amount of $800,000,000, subject to the right of the Company to reopen such series for issuances of additional Notes having the same terms and conditions as the Notes issued on the Issue Date except for issue date, issue price and, if applicable, the first Interest Payment Date thereon and related interest accrual date.

(c)            Form of Notes. The Notes (together with the Trustee’s certificate of authentication) shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and made a part of this Supplemental Indenture.

(d)            Registered Securities in Book Entry Form. The Notes shall be initially issued in the form of one or more registered Global Securities without coupons (each, a “Global Note”) and shall be deposited with, or on behalf of, The Depository Trust Company (“DTC” and, together with any successor depositary with respect to the Global Notes appointed under the Indenture, the “Depositary”) and registered in the name of DTC’s nominee, Cede & Co. Unless and until it is exchanged in whole or in part for the individual Notes represented thereby under the circumstances described below, a Global Note may not be transferred except as a whole by a Depositary to its nominee, by a nominee of a Depositary to such Depositary or another nominee of such Depositary, or by a Depositary or its nominee to a successor Depositary or a nominee of such successor.

So long as a Depositary or its nominee is the Holder of a Global Note, such Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of a beneficial interest in Notes evidenced by a Global Note will not be entitled to have any of the individual Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to giving of any direction, instructions or approvals to the Trustee hereunder.

A Global Note may be exchanged in whole or in part for individual Notes represented thereby only if (i) the Depositary (A) has notified the Company that it is unwilling or unable to continue as a depositary for such Global Note or (B) has ceased to be a clearing agency registered under the Exchange Act, and in either case a successor depositary shall not have been appointed by the Company within ninety (90) days after such notice is received by the Company or the Company becomes aware of such cessation, respectively, or (ii) there shall have occurred and be continuing an Event of Default with respect to such Global Note and the Security Registrar has received a written request from an owner of beneficial interest in such Global Note to receive registered Notes. In any such case, the Company will issue individual Notes in exchange for such Global Note representing such Notes in authorized denominations.

Notwithstanding any provisions of Section 2.1(e) or Section 2.1(f) of this Supplemental Indenture to the contrary, payments of principal, premium, if any, and interest on any Global Note shall be made in accordance with the procedures of the Depositary and its participants in effect from time to time.

(e)            Interest and Interest Rate. The Notes will bear interest at a rate of 7.50% per annum, from June 17, 2020 (or, in the case of Notes issued after June 17, 2020, from the date designated by the Company in connection with such issuance), or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2020 (each of which shall be an “Interest Payment Date”), or if such day is not a Business Day, on the next succeeding Business Day, to the Persons in whose names the Notes are registered in the Security Register at the close of business on the Regular Record Date for such interest, which shall be March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”).

(f)             Principal Repayment; Currency. The Stated Maturity of the principal of the Notes is September 15, 2025; provided, however, the Notes may be earlier redeemed at the option of the Company as provided in Section 2.1(g) of this Supplemental Indenture. The principal of each Note payable at its Maturity shall be paid against presentation and surrender thereof at the Corporate Trust Office, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public or private debts.

(g)            Redemption at the Option of the Company. The Notes will be subject to redemption in whole at any time or in part from time to time prior to their maturity at the option of the Company upon not less than fifteen (15) nor more than sixty (60) days’ notice to each Holder of Notes to be redeemed at its address appearing in the Security Register, or, in the case of any Global Note, in accordance with the procedures of the Depositary and its participants in effect from time to time, at a Redemption Price equal to the sum of (i) the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date and (ii) the Make-Whole Amount, if any (it being understood that if the Notes are redeemed on or after June 15, 2025, the Make-Whole Amount equals zero).

On or before 11:00 a.m. Eastern Time on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003 of the Base Indenture) an amount of money sufficient to pay the Redemption Price of, and accrued and unpaid interest on, all the Notes which are to be redeemed on such Redemption Date. If the Company instructs the Trustee in writing to send the notice of redemption in the name of and at the expense of the Company as provided in Section 1104 of the Base Indenture, the Company shall provide the Trustee with such written instruction at least five (5) Business Days (or such shorter time as the Trustee may agree) prior to the date such notice of redemption is to be sent.

(h)            Notices. Notices to the Company or any Subsidiary Guarantor shall be directed to it at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634, fax number (617) 796-8349, Attention: President; notices to the Trustee shall be directed to it at One Federal Street, 3rd Floor, Boston, Massachusetts 02110, email david.doucette@usbank.com, fax number (617) 603-6683, Attention: Corporate Trust Department, Re: Service Properties Trust 7.50% Senior Notes due 2025, or as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All notices and communications (other than those sent to Holders of the Notes) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); when receipt is acknowledged, if sent by e-mail or facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(i)            Legal Holidays. If any Interest Payment Date, Redemption Date or the Stated Maturity for the principal of the Notes falls on a day that is not a Business Day, the payment otherwise payable on such day will be due and payable on the next succeeding Business Day, and no interest will accrue thereon for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, through such next succeeding Business Day. The provisions of this Section 2.1(i) shall supersede and replace Section 113 of the Base Indenture with respect to the Notes.

ARTICLE 3

ADDITIONAL COVENANTS

Section 3.1            Additional Covenants. In addition to the covenants of the Company set forth in Article Eight and Article Ten of the Base Indenture, the Holders of the Notes shall have the benefit of the following covenants:

(a)           Limitations on Incurrence of Debt.

(i)              The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication):

(A)             the Total Assets of the Company and its Subsidiaries as of the end of the fiscal quarter covered by the Company’s Annual Report on Form 10-K, or its Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted or required under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt; and

(B)              the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

For purposes of this Supplemental Indenture, “Adjusted Total Assets” means the sum of (A) and (B) above.

(ii)           The Company will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 40% of Adjusted Total Assets.

(iii)         The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and on a pro forma basis, including the application of the proceeds therefrom, the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0, calculated on the assumptions that:

(A)             such Debt and any other Debt incurred by the Company and its Subsidiaries on a consolidated basis since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;

(B)              the repayment, retirement or other discharge of any other Debt by the Company and its Subsidiaries on a consolidated basis since the first day of such four-quarter period had occurred at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);

(C)              in the case of Acquired Debt or Debt incurred in connection with or in contemplation of any acquisition, including any Person becoming a Subsidiary, since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

(D)             in the case of any acquisition or disposition by the Company and its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating interest rate, then, for purposes of calculating the Annual Debt Service, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entirety of such four-quarter period had been the applicable rate for the entirety of such period.

(b)            Maintenance of Total Unencumbered Assets. The Company and its Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

(c)            Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, it will, within fifteen (15) days after each of the respective dates by which it would have been required to file annual reports, quarterly reports and other documents with the Commission if it were so subject, (1) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports, quarterly and other reports, financial statements and other documents which it would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, if it were subject to such Sections, (2) file with the Trustee copies of the annual reports, quarterly or other reports, financial statements and other documents which it would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, if it was subject to such Sections, and (3) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder; provided that, the foregoing requirements shall be deemed satisfied if the foregoing materials are available on the Commission’s EDGAR system or on the Company’s website within the applicable time period. The Trustee shall have no liability or responsibility for the filing, timeliness or content of any such reports, financial statements, documents or information filed by the Company and delivery of such reports, financial statements, documents or information to the Trustee is for informational purposes only and receipt of such shall not constitute constructive notice thereof or any information contained therein.

Notwithstanding the foregoing, if at any time the Notes are guaranteed by any direct or indirect parent company of the Company, the Company may satisfy its obligations under this Section 3.1(c) with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent company; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent company and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

(d)            Additional Subsidiary Guarantees. If at any time (i) any Subsidiary (whether existing at the Issue Date or acquired or created after the Issue Date) becomes (including on the date of acquisition or creation) a Subsidiary that is not an Excluded Subsidiary or a Foreign Subsidiary or (ii) any Subsidiary ceases to be an Excluded Subsidiary or a Foreign Subsidiary, then the Company will cause such Subsidiary to execute and deliver to the Trustee, within thirty (30) days from the date such Subsidiary became a Subsidiary that is not an Excluded Subsidiary or a Foreign Subsidiary or ceased to be an Excluded Subsidiary or a Foreign Subsidiary, as the case may be, a supplemental indenture in a form reasonably satisfactory to the Trustee pursuant to which such Subsidiary will fully and unconditionally guarantee the Notes, jointly and severally with all other Subsidiary Guarantors, and deliver an Officer’s Certificate and Opinion of Counsel reasonably satisfactory to the Trustee.

The covenant in this Section 3.1(d) will automatically and permanently terminate and the Company will be automatically and permanently released from all its obligations under this Section 3.1(d) on and after the date on which (a) the Notes have received a Mid-BBB Investment Grade Rating from both Rating Agencies; and (b) no Default or Event of Default has occurred and is continuing.

(e)            Subsidiary Guarantor May Consolidate, Etc., Only on Certain Terms; Successor Substituted. A Subsidiary Guarantor may not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any other Person (other than the Company or another Subsidiary Guarantor), and a Subsidiary Guarantor may not permit any other Person (other than the Company or another Subsidiary Guarantor) to consolidate with or merge into it, unless:

(i)              either (1) the Subsidiary Guarantor is the surviving entity or (2) the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such conveyance, transfer or lease has been made is an entity organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the Subsidiary Guarantor’s obligations under its Subsidiary Guarantee and the Indenture;

(ii)           immediately after giving effect to such transaction, and treating any indebtedness which becomes an obligation of the Subsidiary Guarantor, any other Subsidiary or the Company as a result of such transaction as having been incurred by the Subsidiary Guarantor, such Subsidiary or the Company at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have happened and be continuing; and

(iii)         the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Section 3.1(e) and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with;

provided that this Section 3.1(e) shall not apply to a transaction pursuant to which such Subsidiary Guarantor shall be released from its obligations under its Subsidiary Guarantee and the Indenture in accordance with Section 6.4 of this Supplemental Indenture.

Upon any consolidation of a Subsidiary Guarantor with, or merger of a Subsidiary Guarantor into, any other Person or any conveyance, transfer or lease all or substantially all of the properties and assets of a Subsidiary Guarantor in accordance with this Section 3.1(e), the successor Person formed by such consolidation or into which such Subsidiary Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the Indenture with the same effect as if such successor Person had been named as a Subsidiary Guarantor in the Indenture, and thereafter, except in the case of a lease, the predecessor Subsidiary Guarantor shall be relieved of all obligations and covenants under the Indenture and its Subsidiary Guarantee.

ARTICLE 4

SUPPLEMENTAL INDENTURES

Section 4.1            Restatement of Section 901 of the Base Indenture. The provisions of Section 901 of the Base Indenture, as applied to the Notes, are restated in their entirety and shall be deemed to read as follows in lieu of the provisions set forth therein:

“Section 901	Supplemental Indentures Without Consent of Holders

Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a)            to evidence the succession of another Person to the Company or a Subsidiary Guarantor and the assumption by any such successor of the covenants of the Company herein and in the Securities or the covenants of such Subsidiary Guarantor herein and in its Subsidiary Guarantee; or

(b)            to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of all or any series of Securities (and if such covenants are to be for the benefit of less than all series of Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company or any Subsidiary Guarantor; or

(c)            to add any additional Events of Default for the benefit of the Holders of all or any series of Securities (and if such additional Events of Default are to be for the benefit of less than all series of Securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series); or

(d)            to add to or change any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the issuance of Securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of any series of Securities in uncertificated form; or

(e)            to add to, change or eliminate any of the provisions of this Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision or (ii) shall become effective only when there is no such Security Outstanding; or

(f)             to add guarantees of or to secure all or any series of the Securities or any guarantees thereof; or

(g)            to evidence the release of any Subsidiary Guarantor or any guarantor of the Securities of any series; or

(h)                to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Securities of one or more series and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 611; or

(i)                 to establish the forms or terms of Securities of any series as permitted by Sections 201 and 301 or to provide for the issuance of additional Securities of any series; or

(j)                 to cure any ambiguity, to correct or supplement any provision contained herein or in any indenture supplemental hereto which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture or to conform the terms hereof, as amended and supplemented, that are applicable to the Securities of any series to the description of the terms of such Securities in the offering memorandum, prospectus supplement or other offering document applicable to such Securities at the time of initial sale thereof; or

(k)               to supplement any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the defeasance (whether legal or covenant defeasance) or satisfaction and discharge of any series of Securities; provided that any such action shall not adversely affect the interests of the Holders of Securities of such series or any other series of Securities in any material respect; or

(l)                 to prohibit the authentication and delivery of additional series of Securities; or

(m)               to add to or change or eliminate any provision of this Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

(n)               to comply with the rules of any applicable Depositary; or

(o)                to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this clause (n) shall not adversely affect the interests of the Holders of Securities of any series in any material respect.”

Section 4.2                 Restatement of Section 902 of the Base Indenture. The provisions of Section 902 of the Base Indenture, as applied to the Notes, are restated in their entirety and shall be deemed to read as follows in lieu of the provisions set forth therein:

“Section 902	Supplemental Indentures With Consent of Holders

With the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of Securities of such series under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby,

(a)                change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon, or reduce the amount (including the amount of any premium) due upon the redemption thereof, or  reduce the amount of the principal of a Security which would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502, or change the date on which any Security may be subject to redemption, or change any Place of Payment where, or the coin or currency in which, any Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or

(b)                reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture, or

(c)                release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture except in accordance with the terms of this Indenture; or

(d)               modify any of the provisions of this Section, Section 513 or Section 1006, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in this Section and Section 1006, or the deletion of this proviso, in accordance with the requirements of Section 611 and clause (h) of Section 901.

A supplemental indenture which changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.”

ARTICLE 5

OTHER PROVISIONS

Section 5.1            Restatement of Section 101 of the Base Indenture. (a) The provisions of Section 101(a) of the Base Indenture, as applied to the Notes, are restated in their entirety and shall be deemed to read as follows in lieu of the provisions set forth therein:

“(a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and the terms “Notes,” “Subsidiary Guarantee” and “Subsidiary Guarantor” have the meanings assigned to them in the Supplemental Indenture and include the plural as well as the singular;”

(b) Section 101 of the Base Indenture, as applied to the Notes, is further amended by adding the following defined term in its appropriate alphabetical position:

““Supplemental Indenture” means the Ninth Supplemental Indenture to this Indenture, dated as of June 17, 2020, by and among the Company, the subsidiary guarantors named therein, and the Trustee, as the same may be amended or supplemented from time to time.”

Section 5.2            Sinking Funds not Applicable. Section 501(c) of the Base Indenture shall not be applicable to the Notes.

Section 5.3            Restatement of Section 501(d) of the Base Indenture. The provisions of Section 501(d) of the Base Indenture, as applied to the Notes, are restated in their entirety and shall be deemed to read as follows in lieu of the provisions set forth therein:

“(d)     default in the performance of, or breach of, any covenant of the Company or any Subsidiary Guarantor in this Indenture (other than a default under Section 501(a) or Section 501(b) or which has been expressly included in this Indenture solely for the benefit of a series of Securities other than that series), and continuance of such default or breach for a period of sixty (60) days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of more than 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or”

Section 5.4            Restatement of Section 501(e) of Base Indenture. The provisions of Section 501(e) of the Base Indenture, as applied to the Notes, are restated in their entirety and shall be deemed to read as follows in lieu of the provisions set forth therein:

“(e)     the Company or one of its Significant Subsidiaries, if any, pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, or (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or”

Section 5.5            Restatement of Section 501(f) of Base Indenture. The provisions of Section 501(f) of the Base Indenture, as applied to the Notes, are restated in their entirety and shall be deemed to read as follows in lieu of the provisions set forth therein:

“(f)      a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company or one of its Significant Subsidiaries in an involuntary case, (ii) appoints a Custodian of the Company or such Significant Subsidiary or for all or substantially all of its property, or (iii) orders the liquidation of the Company or such Significant Subsidiary, and the order or decree remains unstayed and in effect for ninety (90) days; or”

Section 5.6            Additional Events of Default. In accordance with Section 501(g) of the Base Indenture, each of the following shall also constitute an “Event of Default” with respect to the Notes:

(1) default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or other instrument of the Company (including a default with respect to Securities issued under the Indenture other than the Notes) under which there may be issued or by which there may be secured any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $50,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of ten (10) days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of more than 25% in aggregate principal amount of the Outstanding Notes, a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the Indenture; and

(2) any Subsidiary Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together would constitute a Significant Subsidiary denies or disaffirms its or their, as the case may be, obligations under the Indenture or its or their Subsidiary Guarantees, as the case may be.

Section 5.7            No Make-Whole Amount Upon Acceleration. Notwithstanding any provisions to the contrary in the Base Indenture, upon any acceleration of the Notes under Section 502 of the Base Indenture (other than, with respect to an Event of Default under Section 501(a) of the Base Indenture arising out of a default in the payment of the Redemption Price of the Notes involving a Make-Whole Amount, any such acceleration as it relates to the Notes in respect of which such payments were not made) the amount immediately due and payable in respect of the Notes shall equal the outstanding principal amount thereof, plus accrued and unpaid interest thereon; it being understood that nothing in this Section 5.7 shall deprive any Holder of Notes in respect of which the Company defaults in paying the Redemption Price thereof of such Holder’s right to any Make-Whole Amount that is part of the Redemption Price in respect of such Notes.

Section 5.8            Applicability of Satisfaction and Discharge. Article Four of the Base Indenture applies to the Notes, except for the proviso at the end of Section 401(a). For the avoidance of doubt, upon satisfaction and discharge of the Indenture with respect to the Notes pursuant to Article Four of the Base Indenture, the Subsidiary Guarantees will automatically terminate, all other obligations of the Subsidiary Guarantors under the Indenture will automatically terminate and the Subsidiary Guarantors will be automatically released from their obligations under their Subsidiary Guarantees and their other obligations under the Indenture.

Section 5.9            Applicability of Defeasance and Covenant Defeasance Provisions. Article Thirteen of the Base Indenture, including provisions for Defeasance and Covenant Defeasance, applies to the Notes, except for the proviso at the end of the first sentence of Section 1304(a). For the avoidance of doubt, upon Defeasance or Covenant Defeasance with respect to the Notes, the Subsidiary Guarantees will automatically terminate, all other obligations of the Subsidiary Guarantors under the Indenture will automatically terminate and the Subsidiary Guarantors will be automatically released from their obligations under their Subsidiary Guarantees and their obligations under the Indenture.

Section 5.10          Restatement of Section 608 of Base Indenture. The provisions of Section 608 of the Base Indenture, as applied to the Notes, shall be deemed to read as follows in lieu of the provisions set forth therein:

“If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture. To the extent permitted by such Act, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Securities of more than one series or a trustee under that certain Indenture, dated as of February 25, 1998, between the Company and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company).”

ARTICLE 6

SUBSIDIARY GUARANTEES

Section 6.1            Subsidiary Guarantee. Subject to this Article 6, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees on a senior unsecured basis to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company under the Indenture or the Notes, that: (a) the principal of and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, upon redemption, by acceleration or otherwise, and interest on the overdue principal of, and overdue premium and interest on, the Notes, if any, if lawful, and all other obligations of the Company to Holders of the Notes or the Trustee under the Indenture or the Notes shall be promptly paid in full or promptly performed, as the case may be, all in accordance with the terms of the Indenture and the Notes; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, upon redemption, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or failing performance of any other obligation so guaranteed for whatever reason, each Subsidiary Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each of the Subsidiary Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions of the Indenture or the Notes, the release of any other Subsidiary Guarantor, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each Subsidiary Guarantor hereby waives, to the extent permitted by applicable law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

Unless and until released with respect to any Subsidiary Guarantor in accordance with Section 6.4 of this Supplemental Indenture, this Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a custodian, trustee, liquidator or other similar official be appointed for all or any part of the Company’s assets. If any Holder of the Notes or the Trustee is required by any court or governmental authority or is otherwise required to return to the Company, any Subsidiary Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to the Company or such Subsidiary Guarantor, any amount paid by the Company or such Subsidiary Guarantor to the Trustee or such Holder, the Notes and this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Subsidiary Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of the Notes and the Trustee, on the other hand, (a) subject to this Article 6, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five of the Base Indenture, as supplemented by this Supplemental Indenture, for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in such Article Five, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee.

Section 6.2            Limitation on Subsidiary Guarantor Liability. Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder of the Notes, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders of the Notes and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 6, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and the Indenture not constituting a fraudulent transfer or conveyance under such laws. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the adjusted net assets of each Subsidiary Guarantor, so long as the exercise of such right does not impair the rights of the Holders of the Notes under this Subsidiary Guarantee.

Section 6.3            Execution and Delivery of Subsidiary Guarantee. To evidence its Subsidiary Guarantee set forth in Section 6.1 of this Supplemental Indenture, each Subsidiary Guarantor hereby agrees that this Supplemental Indenture or a supplemental indenture entered into by such Subsidiary Guarantor pursuant to Section 3.1(d) of this Supplemental Indenture, as the case may be, shall be executed on behalf of such Subsidiary Guarantor by an officer or other authorized signatory of such Subsidiary Guarantor.

Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 6.1 of this Supplemental Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.

If an officer or other authorized signatory of any Subsidiary Guarantor whose signature is on this Supplemental Indenture or a supplemental indenture entered into by such Subsidiary Guarantor pursuant to Section 3.1(d) of this Supplemental Indenture, as the case may be, no longer holds that office or is no longer such an authorized signatory at the time the Trustee authenticates any Note, the Subsidiary Guarantee of such Subsidiary Guarantor shall be valid nevertheless with respect to such Note.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in the Indenture on behalf of the Subsidiary Guarantors.

Section 6.4            Release of a Subsidiary Guarantor. The Subsidiary Guarantee of a Subsidiary Guarantor will automatically terminate and be released, all other obligations of such Subsidiary Guarantor under the Indenture will automatically terminate and such Subsidiary Guarantor will be automatically released from its obligations under its Subsidiary Guarantee and its other obligations under the Indenture:

(a)               in the event of a sale or other disposition of all or substantially all of the properties or assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary;

(b)               in the event of a sale or other disposition (including through merger or consolidation) of Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary and such Subsidiary Guarantor ceases to be a Subsidiary as a result of the sale or other disposition;

(c)               upon such Subsidiary Guarantor becoming an Excluded Subsidiary or a Foreign Subsidiary;

(d)               upon the satisfaction and discharge, Defeasance or Covenant Defeasance of the Notes in accordance with Article Four or Article Thirteen of the Base Indenture;

(e)               upon the liquidation or dissolution of such Subsidiary Guarantor, provided no Default or Event of Default has occurred that is continuing;

(f)                upon the merger of such Subsidiary Guarantor into, or the consolidation of such Subsidiary Guarantor with, (a) a Subsidiary if the surviving or resulting entity is an Excluded Subsidiary or a Foreign Subsidiary or (b) the Company or another Subsidiary Guarantor; or

(g)               on and after the date on which (a) the Notes have received a Mid-BBB Investment Grade Rating from both Rating Agencies; and (b) no Default or Event of Default has occurred and is continuing.

At the request of the Company, and upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel each stating that all conditions provided for in this Supplemental Indenture to the release of a Subsidiary Guarantor from its Subsidiary Guarantee have been complied with (provided that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officer’s Certificates of the Company), the Trustee shall execute and deliver an appropriate instrument evidencing such release (it being understood that the failure to obtain any such instrument shall not impair any release pursuant to this Section 6.4).

Section 6.5            Benefits Acknowledged. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

Section 6.6            Waiver of Subrogation. Until all of the Notes are discharged and paid in full, each Subsidiary Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes or the Indenture and such Subsidiary Guarantor’s obligations under this Subsidiary Guarantee and the Indenture, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders of the Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other assets or by set off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Subsidiary Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders of the Notes under the Notes or the Indenture, shall not have been paid in full, such amount shall have been deemed to have been paid to such Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders of the Notes and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or such Holders, as the case may be, whether matured or unmatured, in accordance with the terms of the Indenture.

Section 6.7            Same Currency; No Set Off. Each payment to be made by a Subsidiary Guarantor under its Subsidiary Guarantee shall be payable in the currency in which corresponding payment obligations of the Company under the Notes or the Indenture are denominated, and shall be made without set off, counterclaim, reduction or diminution of any kind or nature.

Section 6.8            Guarantee Obligations Continuing. The obligations of each Subsidiary Guarantor under the Indenture shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full. Each Subsidiary Guarantor agrees with the Trustee that, to the fullest extent permitted by applicable law, it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability in such form as counsel to the Trustee may reasonably request and as will prevent any action brought against it in respect of any default under the Indenture being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Subsidiary Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Subsidiary Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or reasonably advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Subsidiary Guarantor under the Indenture.

Section 6.9            No Merger or Waiver; Cumulative Remedies. To the fullest extent permitted by applicable law, no Subsidiary Guarantee shall operate by way of merger of any of the obligations of a Subsidiary Guarantor under any other agreement. To the fullest extent permitted by applicable law, no failure to exercise and no delay in exercising, on the part of the Trustee or the Holders of the Notes, any right, remedy, power or privilege under the Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under the Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. To the fullest extent permitted by applicable law, the rights, remedies, powers and privileges in the Indenture, the Notes and any other document or instrument between a Subsidiary Guarantor and/or the Company and the Trustee and the Holders of the Notes are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

Section 6.10        Dealing with the Company and Others. The Holders and the Trustee, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Subsidiary Guarantor under the Indenture and without the consent of or notice to any Subsidiary Guarantor, may to the fullest extent permitted by applicable law:

(a)               grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(b)               take or abstain from taking security or collateral from the Company or from perfecting security or collateral of the Company;

(c)               release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Company or any third party with respect to the obligations or matters contemplated by the Indenture or the Notes;

(d)               accept compromises or arrangements from the Company;

(e)               apply all monies at any time received from the Company or from any security upon such part of the obligations of the Subsidiary Guarantors under Section 6.1 of this Supplemental Indenture as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

(f)                otherwise deal with, or waive or modify their right to deal with, the Company and all other Persons and any security as the Holders or the Trustee may see fit.

Section 6.11        Enforcement; Expenses. If any Subsidiary Guarantor defaults in performing any of its obligations under the Indenture, the Trustee may proceed in its name as trustee under the Indenture in the enforcement of such obligations against such Subsidiary Guarantor by any remedy provided by law, whether by legal proceedings or otherwise. Each of the Subsidiary Guarantors, jointly and severally, agree to pay all costs, fees and expenses (including, without limitation, reasonable fees and expenses of legal counsel) incurred by the Trustee, any Holder of the Notes, or the agent, advisor or counsel of the Trustee or any Holder, in enforcing the performance by any Subsidiary Guarantor of its obligations under the Indenture.

ARTICLE 7

EFFECTIVENESS

This Supplemental Indenture shall be effective for all purposes as of the date and time this Supplemental Indenture has been executed and delivered by the Company, the Initial Subsidiary Guarantors and the Trustee in accordance with Article Nine of the Base Indenture. As supplemented hereby, the Base Indenture is hereby confirmed as being in full force and effect.

ARTICLE 8

MISCELLANEOUS

Section 8.1            Separability. In the event any provision of this Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or any provision of the Indenture.

Section 8.2            Construction of Terms. To the extent that any terms of this Supplemental Indenture or the Notes are inconsistent with the terms of the Base Indenture, the terms of this Supplemental Indenture or the Notes shall govern and supersede such inconsistent terms.

Section 8.3             Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

Section 8.4            Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 8.5            Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture or in any other certificate, agreement or document related to this Supplemental Indenture or the Notes shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The Company and the Subsidiary Guarantors agree to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, the Initial Subsidiary Guarantors and the Trustee have caused this Supplemental Indenture to be executed as an instrument under seal in their respective corporate names as of the date first above written.

COMPANY:

SERVICE PROPERTIES TRUST

By:
Name: Brian E. Donley
Title: Chief Financial Officer and Treasurer

INITIAL SUBSIDIARY GUARANTORS:

Cambridge TRS, Inc.
Harbor Court Associates, LLC
Highway Ventures Borrower LLC
Highway Ventures LLC
HPT Cambridge LLC
HPT Clift TRS LLC
HPT CW MA Realty LLC
HPT CY TRS, Inc.
HPT Geary ABC Holdings LLC
HPT Geary Properties Trust
HPT IHG Chicago Property LLC
HPT IHG GA Properties LLC
HPT IHG-2 Properties Trust
HPT IHG-3 Properties LLC
HPT SN Holding, Inc.
HPT State Street TRS LLC
HPT TA Properties LLC
HPT TA Properties Trust
HPT TRS IHG-2, Inc.
HPT TRS Inc.
HPT TRS MRP, Inc.
HPT TRS SPES II, Inc.
HPT TRS WYN, Inc.
HPT Wacker Drive TRS LLC
HPTCY Properties Trust
HPTMI Hawaii, Inc.
HPTMI Properties Trust
Royal Sonesta, Inc.
SVC Holdings LLC
SVCN 1 LLC
SVCN 2 LLC
SVCN 5 LLC

By:
Name: Brian E. Donley
Title: Chief Financial Officer and Treasurer

[Signature Page to Ninth Supplemental Indenture]

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name: David W. Doucette
Title: Vice President

[Signature Page to Ninth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

[Form of Face of Security]

[Insert Applicable Legends]

SERVICE PROPERTIES TRUST

7.50% Senior Notes due 2025

No.	$

Service Properties Trust (formerly known as Hospitality Properties Trust), a real estate investment trust duly organized and existing under the laws of Maryland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                                                        , or registered assigns, the principal sum of                                     Dollars ($                        ) [(as the same may be revised from time to time on the Schedule of Exchanges of Interests in the Global Security attached hereto)] on September 15, 2025, and to pay interest thereon from                   , 20        or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on March 15 and September 15 in each year, commencing September 15, 2020 at the rate of 7.50% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or, in the case of any Note that is a Global Security, in accordance with the procedures of The Depository Trust Company (“DTC”), or any successor depositary with respect to the Global Notes appointed under the Indenture, the “Depositary”), and its participants in effect from time to time; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING SERVICE PROPERTIES TRUST, DATED AUGUST 21, 1995, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SERVICE PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SERVICE PROPERTIES TRUST. ALL PERSONS DEALING WITH SERVICE PROPERTIES TRUST IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF SERVICE PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:	SERVICE PROPERTIES TRUST

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Form of Reverse of Security]

1.       General. This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 3, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), as supplemented by a Ninth Supplemental Indenture, dated as of June 17, 2020 (as amended, supplemented or otherwise modified from time to time, the “Supplemental Indenture” and the Base Indenture, as supplemented by such Supplemental Indenture, the “Indenture”), among the Company, the Initial Subsidiary Guarantors and the Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Subsidiary Guarantors, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof (such series, the “Notes”).

2.       Optional Redemption. The Notes will be subject to redemption in whole at any time or in part from time to time prior to their maturity at the option of the Company upon not less than fifteen (15) nor more than sixty (60) days’ notice to each Holder of Notes to be redeemed at its address appearing in the Security Register or, in the case of any Note that is a Global Security, in accordance with the procedures of the Depositary and its participants in effect from time to time, at a Redemption Price equal to the sum of (i) the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but not including, the applicable Redemption Date and (ii) the Make-Whole Amount, if any (it being understood that if the Notes are redeemed on or after June 15, 2025, the Make-Whole Amount equals zero).

As used herein the term “Make-Whole Amount” means, in connection with any redemption of any Notes prior to June 15, 2025, the excess, if any, of (i) the aggregate present value as of the applicable Redemption Date of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the Redemption Date) that would have been payable in respect of such dollar if such redemption had been made on June 15, 2025, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third (3rd) Business Day preceding the date the notice of redemption relating to such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on June 15, 2025, over (ii) the aggregate principal amount of the Notes being redeemed. In the case of any redemption of the Notes on or after June 15, 2025, the Make-Whole Amount means zero. The Make-Whole Amount shall be calculated by the Company and set forth in an Officer’s Certificate delivered to the Trustee, and the Trustee shall be entitled to rely on said Officer’s Certificate.

As used herein the term “Reinvestment Rate” means a rate per annum equal to the sum of 0.50% (fifty one hundredths of one percent) and the arithmetic mean of the yields on treasury securities at constant maturity displayed for each of the five (5) most recent days published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (which, in the case of maturities corresponding to the principal and interest due on the Notes at their maturity, shall be deemed to be June 15, 2025), as of the Redemption Date of the Notes being redeemed. If no maturity exactly corresponds to such remaining life to maturity, yields for the two published maturities most closely corresponding to such remaining life to maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

As used herein the term “Statistical Release” means the statistical release designated “H.15” or any successor publication which is published daily by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release (or any successor publication) is not published at the time of any determination under the Indenture, then any publicly available source of similar market data used for this purpose in accordance with customary market practice which shall be designated by the Company.

The Company shall not be required to make sinking fund or redemption payments with respect to the Notes.

In the event of redemption of this Security in part only, a new Note or Notes and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

3.              Discharge and Defeasance. The Indenture contains provisions for discharge or defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

4.              Defaults and Remedies. If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes, plus accrued and unpaid interest thereon, may be declared due and payable in the manner and with the effect provided in the Indenture.

5.              Actions of Holders. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or this Security or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than a majority in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

6.              Payments Not Impaired. No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

7.              Denominations, Transfer, Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

8.              Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Subsidiary Guarantors, the Trustee and any agent of the Company, any Subsidiary Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Subsidiary Guarantors, the Trustee nor any such agent shall be affected by notice to the contrary.

9.              Subsidiary Guarantees. The Notes will be entitled to the benefits of certain Subsidiary Guarantees made for the benefit of the Holders of the Notes. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Subsidiary Guarantors, the Trustee and the Holders.

10.            Defined Terms. All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[ASSIGNMENT FORM]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	--	as tenants in common	UNIF GIFT MIN ACT	--	Custodian

TEN ENT	--	as tenants by the entireties	(Cust)	(Minor)
JT TEN	--	as joint tenants with right of survivorship	Under Uniform Gifts to Minors

and not as tenants in common	Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

Please Insert Social Security Or Other Identifying Number of Assignee

Please Print Or Typewrite Name And Address Of Assignee

the within security and all rights thereunder, hereby irrevocably constituting and appointing

Attorney
to transfer said security on the books of the Company with full power of substitution in the premises.

Dated:	Signed:

Notice: The signature to this assignment must correspond with the name as it appears upon the face of the within security in every particular, without alteration or enlargement or any change whatever.

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[Include this Schedule only for a Global Security]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The initial principal amount of this Global Security is $[●].

The following exchanges, transfers or cancellations of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee